EXHIBIT 10.9

ELECTROMED, INC. NON-EMPLOYEE DIRECTOR

EQUITY AWARDS GRANT POLICY

Effective as of November 21, 2014

Overview and Statement of Purpose. The Personnel and Compensation Committee (Committee) of the Board of Directors has been generally delegated the authority to review and recommend for the Board’s approval all Electromed equity awards, as further provided in the Committee’s charter. The Committee has determined that a policy describing the process for and timing of grant award approvals and issuances to non-employee directors would provide clarity and enhance compliance. This Equity Awards Grant Policy is intended to define and facilitate the process of granting equity to avoid the appearance of equity granting improprieties and to ensure the proper documentation and notification of these awards to our non-employee directors consistent with applicable legal, regulatory and accounting requirements. Management and outside legal counsel may develop and implement administrative processes consistent with this policy. This Equity Awards Grant Policy has been approved by the Board of Directors on recommendation by the Committee and may be amended and/or restated from time to time only upon approval by the Board.

Applicability. This policy shall be followed in connection with all issuances of equity awards by the Company to non-employee directors following the adoption date.

Compliance. All equity grants shall comply with applicable law, the Committee Charter, a form of award agreement approved by the Committee, and, if applicable, the equity compensation plan of the Company under which the award is to be granted.

Grant Dates, Terms and Award Amounts. On December 5, 2014, and on the first NYSE MKT trading day of December in each calendar year thereafter, each non-employee director of the Company will be granted shares of restricted stock, subject to a six-month risk of forfeiture period, the number of which shall be equal to $10,000.00 divided by the Company’s per share closing price as of such grant date.

Fair Market Value. Unless otherwise provided in the equity compensation plan under which an award is granted, for purposes of determining the exercise price of an option award or the number of shares of restricted stock issuable pursuant to a dollar value denominated restricted stock award, the fair market value of the Company’s stock shall be deemed to be the closing price per share of the Company’s common stock on the NYSE MKT on the applicable effective grant date as specified above. In no event shall the exercise price be determined by reference to the fair market value of the Company common stock on a day other than the grant date of the award.

Equity Award Recordation and Notification. The details of every equity award shall be reflected in the minutes of the requisite Board of Directors or Committee meeting, which minutes or records shall be maintained in the respective minute books or other appropriate location. Should circumstances arise necessitating prompt action, the Board of Directors may approve an equity grant by majority consent in writing rather than as part of a meeting. Any such consent in writing will be effective as of the latest date it is signed (or any signature is electronically transmitted). Management of the Company shall be responsible for ensuring that all equity awards shall be promptly communicated to the necessary accounting, legal and human resources personnel to assure proper reporting and accounting of the awards.